                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT


ClinTrials Research North Carolina Inc.


ClinTrials Research Kentucky Inc.


ClinTrials Research Ovation Inc. (located in Illinois)


ClinTrials Research Ltd. (located in UK)


ClinTrials Research SARL (located in France)


ClinTrials BioResearch Ltd. (located in Canada)


ClinTrials Research Israel Ltd.


ClinTrials Research Latin America, SA (located in Chile)


ClinTrials Research Australia Pty. Ltd.


ClinTrials Research Italy Srl